Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Atmel Corporation 2005 Stock Plan, Newport Media, Inc. 2005 Stock Incentive Plan and RSU Sub-Plan, and Ozmo, Inc. 2005 Equity Incentive Plan of our reports dated May 26, 2015, with respect to the consolidated financial statements of Microchip Technology Incorporated and the effectiveness of internal control over financial reporting of Microchip Technology Incorporated included in its Annual Report (Form 10-K), as amended, for the year ended March 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

April 4, 2016